Exhibit 23.8

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent to the incorporation by reference to our firm’s reserves report dated January 15, 2024, which sets forth the reserves and future revenue, as of September 30, 2023, of QuarterNorth Energy Inc.’s interest in certain oil and gas properties located in federal waters in the Gulf of Mexico, prepared for Talos Energy Inc. (the “Company”), into this Registration Statement on Form S-3 of the Company, including any amendments thereto.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Richard B. Talley, Jr.
Richard B. Talley, Jr.
Chief Executive Officer

Houston, Texas

March 12, 2024